Exhibit 4.29

INITIAL ANNOUNCEMENT

OF PUBLIC DISTRIBUTION, UNDER THE REGIME OF BEST EFFORTS FOR PLACEMENT, OF

UNSECURED DEBENTURES NOT CONVERTIBLE INTO SHARES, WITH ADDITIONAL GUARANTEE,

IN UP TO THREE SERIES, OF THE THIRD ISSUE BY

CEMIG GERAÇÃO E TRANSMISSÃO S.A. (“CEMIG GT”)

Listed Company — CVM Nº 02032-0

CNPJ/MF 06.981.176/0001-58; NIRE 3130002055-0

Av. Barbacena 1200, 12th floor, B1 Wing, Santo Agostinho

30190-131 Belo Horizonte, Minas Gerais

ISIN Code of the First Series: BRCMGTDBS047

ISIN Code of the Second Series: BRCMGTDBS054

ISIN Code of the Third Series: BRCMGTDBS062

Risk rating: Aa1.br — Moody’s América Latina

CEMIG GERAÇÃO E TRANSMISSÃO S.A.,  a Brazilian corporation registered with the CVM (the Brazilian Securities Commission) (“CVM”), and a wholly-owned subsidiary of Companhia Energética de Minas Gerais – CEMIG, with head office at Avenida Barbacena 1200, 12th floor, B1 Wing, Santo Agostinho, 30190-131 Belo Horizonte, Minas Gerais State, Brazil, registered in the Brazilian Registry of Corporate Taxpayers (CNPJ) under No. 06.981.176/0001-58 (“Cemig GT”, “the Issuer” or “the Company”),

and

HSBC CORRETORA DE TÍTULOS E VALORES MOBILIÁRIOS S.A., a financial institution with head office at Avenida Brigadeiro Faria Lima 3064, 2nd floor, São Paulo, São Paulo State, Brazil, registered in the Brazilian Registry of Corporate Taxpayers (CNPJ) under No. 58.229.246/0001-10 (“the Lead Manager”),

BANCO BTG PACTUAL S.A., a financial institution with head office at Avenida Brigadeiro Faria Lima 3729, 9th floor, São Paulo, São Paulo State, Brazil, registered in the CNPJ under No. 30.306.294/0002-26 (“BTG Pactual”) ,and

BANCO DO NORDESTE DO BRASIL S.A., a financial institution with head office at Avenida Pedro Ramalho 5700, Bloco C1 Superior, Fortaleza, in the state of Ceará, Brazil, registered in the Brazilian Registry of Corporate Taxpayers (CNPJ) under No. 07.237.373/0001-20 (“BNB”)

• when referred to jointly with the Lead Manager and BTG Pactual, “the Managers”, do now hereby, in accordance with Article 52 of CVM Instruction 400 of December 29, 2003, as amended (“CVM Instruction 400”); CVM Instruction 471 of August 8, 2008, as amended (“CVM Instruction 471”); the Agreement between the CVM and the Brazilian Association of Financial and Capital Market Entities (“the CVM-Anbima Convention” and “Anbima”) of August 20, 2008, as amended; the Anbima Code of Regulation and Best Practices for Agreed Activities; and the notice to the market published on January 26, 2012 (“the Market Notice”)

INFORM the public of the COMMENCEMENT OF PUBLIC DISTRIBUTION of

1,350,000 (one million three hundred fifty thousand) unsecured, nominal, book-entry debentures not convertible into shares, in three series, the Company’s Third Issue, comprising:

480,000 (four hundred eighty thousand) Debentures of the First Series,

200,000 (two hundred thousand) Debentures of the Second Series,

670,000 (six hundred seventy thousand) Debentures of the Third Series,

with nominal unit value of R$ 1,000.00 (one thousand Reais) on the Issue Date (“the Offering” or “the Issue” and “the Debentures”, respectively), constituting a total of

R$ 1,350,000,000.00

(one billion, three hundred fifty million Reais)

Av. Barbacena 1200   Santo Agostinho   30190-131 Belo Horizonte, MG   Brazil   Tel.: +55 31 3506-5024   Fax +55 31 3506-5025

This text is a translation, provided for information only. The original text in Portuguese is the legally valid version.

1. CORPORATE AUTHORIZATIONS

1.1. Corporate authorizations by the Issuer

At a meeting of the Board of Directors of the Issuer on January 20, 2012 (the Issue Board Meeting”) the following matters were decided:

(i)    approval of the Issue and of its terms and conditions; and

(ii)   authorization for the Executive Board of the Company to carry out all the acts necessary for putting into effect the decisions made at the Issue Board Meeting, including signature of all the documents that are indispensable to carrying out the Issue, which include the amendment to the Issue Deed which will ratify the result of the Bookbuilding Procedure, at all times complying with Article 59 of the Corporate Law (Law 6404 of December 15, 1976 as amended (“the Corporate Law”).

The minutes of the Issue Board Meeting were duly filed with the Commercial Board of Minas Gerais State (“Jucemg”) on January 27, 2012, under No. 4760724, and published in the Official Gazette of State of Minas Gerais, and in the newspaper “O Tempo”, on January 31, 2012, in accordance with the Corporate Law.

1.2. Corporate authorization by the Guarantor

At a meeting of the Board of Directors of the Companhia Energética de Minas Gerais – CEMIG (the Guarantor) held on January 20, 2012 (“the Guarantee Board Meeting”), the provision by the Guarantor of a surety was approved, in accordance with the terms of sub-clause “d” of Clause 17 of its Bylaws. The minutes of the Guarantee Board Meeting were duly filed at Jucemg on January 27, 2012, under No. 4760842, and published in the Official Gazette of State of Minas Gerais and in the newspaper “O Tempo”, on January 31, 2012, in accordance with the Corporate Law.

2. ISSUE DEED

The Offering will be made in accordance with the terms and conditions of the Private Instrument of Deed of the Third Issue of Unsecured Debentures not convertible into shares, in up to Three Series, for Public Distribution, by Cemig Geração e Transmissão S.A., signed on January 25, 2012 between the Issuer and Pentágono S.A. Distribuidora de Títulos e Valores Mobiliários, as fiduciary agent representing the community of holders of Debentures (“the Fiduciary Agent” and “Debenture Holders”, respectively), with the Guarantor as consenting party (“the Issue Deed”).

The Issue Deed has been duly filed at:

(i)    Jucemg, on January 27, 2012, under Nº ED.000.103-4/000;

(ii)   the 1st Notaries’ Office for Registry of Securities and Documents of Belo Horizonte, on January 30,  2012, under Nº 01340627; and

(ii)  the 2nd Notaries’ Office for Registry of Securities and Documents of Rio de Janeiro, on January 30, 2012, under Nº 982230.

The Issue Deed was amended on February 28, 2012 by the “First Amendment to the Private Deed of The Third Issue of Non-convertible, Unsecured Debentures of Cemig Geração e Transmissão – Cemig GT in Three Series for Public Distribution” (“the Amendment to the Issue Deed”), to reflect the quantity and the remuneration of each one of the series of the Issue as set by the process of Bookbuilding.

The Amendment to the Issue Deed was duly filed at:

(i)    Jucemg, on March 2, 2012, under Nº ED.000.103-4/001;

(ii)   the 1st Notaries’ Office for Registry of Securities and Documents of Belo Horizonte on March 5, 2012, at the margin of record Nº 01340627; and

(iii)  the 2nd Notaries’ Office for Registry of Securities and Documents of Rio de Janeiro on March 7, 2012, at the margin of record Nº 982230.

3. REGISTRY OF THE OFFERING

In accordance with Law 6385, of December 7, 1976, as amended; the Corporate Law; CVM Instructions 400 and 471; the CVM-Anbima Convention; and the other applicable provisions of law, regulations and self-regulation:

Public Distribution of the Debentures of the First Series was registered with the CVM under Registry No. CVM/SRE/DEB/2012/004, granted on March 12, 2012;

Public Distribution of the Debentures of the Second Series was registered with the CVM under Registry No. CVM/SRE/DEB/2012/005, granted on March 12, 2012; and

Public Distribution of the Debentures of the Third Series was registered with the CVM under Registry No. CVM/SRER/DEB/2012/006, granted on March 12, 2012.

4. CHARACTERISTICS OF THE ISSUE

4.1. Number of the Issue

The Offering is the third issue by the Issuer of Debentures for public distribution.

4.2. Total Amount of the Issue

The total amount of the Issue will be R$ 1,350,000,000.00 (one billion, three hundred fifty million Reais), on the Issue Deed (“the Total Amount of the Offering”).

4.3. Number of Debentures and Number of Series

4.3.1. The Issue will comprise 1,350,000 (one million three hundred fifty thousand) Debentures. The number of Debentures to be issued was decided in accordance with the demand for the Debentures by investors, as ascertained in a Bookbuilding Procedure, in the terms of Item 4.6 below.

4.3.2. The Issue will be effected in three Series: in this document, debentures distributed as part of the first Series are referred to as “Debentures of the First Series”; debentures distributed as part of the second Series are referred to as “Debentures of the Second Series”; and debentures distributed as part of the third Series are referred to as “Debentures of the Third Series”; while Debentures of the First, Second and Third Series are referred to jointly as “Debentures”.

Four hundred eighty thousand (480,000) Debentures of the First Series, 200,000 (two hundred thousand) Debentures of the Second Series and 670,000 (six hundred seventy thousand) Debentures of the Third Series will be issued.

The existence and the quantity of Debentures allocated to each series of the Issue was decided in accordance with the demand for the Debentures by investors, as ascertained in a Bookbuilding Procedure using the “communicating vessels” system, in the terms of Item 4.6 below.

4.4. Surety Guarantee

In guarantee of faithful, punctual and full payment of the Debentures, the Guarantor has given a surety guarantee in favor of the Debenture Holders, represented by the Fiduciary Agent (“the Guarantee”), committing itself, through the Issue Deed and in the best form of law, as joint debtor and principal payer of all the amounts payable by the Issuer under the terms of the Issue Deed, until final settlement of the Debentures, and also the applicable arrears charges and the other pecuniary obligations specified in the Issue Deed, including but not limited to the amounts payable to the Fiduciary Agent under Article 822 of Law 10406 of January 10, 2002, as amended (“the Civil Code”). The Guarantor has expressly waived the benefits of order, rights and options for exemption of any nature specified in Article 333, sole sub-paragraph, and Articles, 366, 821, 827, 830, 834, 835, 837, 838 and 839, of the Civil Code.

4.5. Use of Proceeds

4.5.1. The net proceeds obtained by the Issuer through the paying-up of the Debentures shall be allocated to redemption of the 100 (one hundred) Promissory Notes of the Fourth Issue, issued on January 13, 2012, for their nominal unit value of R$ 10,000,000.00 (ten million Reais) augmented by the Remuneratory Interest corresponding to:

(i)    103% (one hundred and three per cent) of the Over DI Rate, applied to the nominal unit value of each promissory note, from the date of issue up to the date of actual redemption, if such redemption takes place by the 60th (sixtieth) calendar day from the date of issue of the commercial promissory notes (exclusive);

(ii)   104% (one hundred and four per cent) of the Over DI Rate, applied to the nominal unit value of each commercial promissory note, from the last payment date of the remuneratory interest up to the date of the actual redemption, if such redemption takes place between the 60th (sixtieth) calendar day from the date of issue of the commercial promissory notes (inclusive) and the 120th (one hundred twentieth) calendar day from the date of issue of the commercial promissory notes (exclusive); and

(iii)  105% (one hundred and five per cent) of the Over DI Rate, applied to the nominal unit value of each commercial promissory note, from the last date of payment of the remuneratory interest up to the date of the actual redemption, if such redemption takes place between the 120th (one hundred twentieth) calendar day from the date of issue of the commercial promissory notes (inclusive) and the 180th (one hundred eightieth) calendar day from the date of issue of the commercial promissory notes(exclusive).

The net funds obtained by the Issuer from subscription of the Commercial Promissory Notes were used for payment of the first series of the Debentures of the Company’s second issue, maturity of which occurred on January 15, 2012.

4.5.2. If the net funds obtained by the Issuer from the paying-up of the Debentures are not sufficient for full redemption of the commercial promissory notes of the Company’s 4th Issue, the Issuer may use its own funds and carry out full redemption of those securities or, also, it may opt to effect early redemption of only part of the said commercial promissory notes, in proportion to the funds raised by the Offering.

4.5.3.  In view of the fact that the quantity of Debentures initially offered was increased by 150,000 (one hundred fifty thousand) Supplementary Debentures and 200,000 (two hundred thousand) Additional Debentures, the net funds obtained by the Issuer from the paying-up of those Debentures that exceeded the amount necessary for full redemption of the commercial promissory notes of the Company’s 4th Issue will be used to strengthen the Company’s working capital.

4.6. Bookbuilding Procedure (Collection of Investment Intentions)

4.6.1. The Managers organized a procedure of collection of investments intentions, in accordance with Paragraphs 1 and 2 of Article 23, and Article 44 of CVM Instruction 400, without receipt of reservations, without minimum or maximum lots, for checking, with investors, of the demand for the Debentures at different levels of interest rates (“the Bookbuilding Procedure”), so as to decide the issuance of each one of the series of the Issue and, issuance of the Debentures of the First Series, of the Debentures of the Second Series and/or of the Debentures of the Third Series having been confirmed, to decide, in common agreement with the Issuer:  (i) the quantity of Debentures to be allocated to each series of the Issue under Item 3.7.1.1 of the Issue Deed; (ii) the final rate of the Remuneratory Interest of the First Series under Item 4.2.2 of the Issue Deed; (iii) the final rate of the Remuneratory Interest of the Second Series under Item 4.3.2 of the Issue Deed; and (iv) the final rate of the Remuneratory Interest of the Third Series under Item 4.3.3 of the Issue Deed.

4.6.2. The number of Debentures allocated to each series of the Issue was decided in accordance with the demand for the Debentures from investors, as ascertained in the Bookbuilding Procedure, and the Debentures were allocated between the series of the Issue using the “communicating vessels” system. Under the terms of Item 3.6.7 of the Issue Deed, there was the possibility of partial distribution of the Debentures.

4.6.3 At the end of the Bookbuilding Procedure, the Issuer ratified the issuance of the Debentures of the First Series, the Debentures of the Second Series and the Debentures of the Third Series, and also the remuneration and the quantity of Debentures of each one of the series of the Issue, through an amendment to the Issue Deed, which was: (i) filed with Jucemg on March 2, 2012, under Nº ED.000.103-4/001; (ii) registered in the 1st Notaries’ Offices for Registry of Securities and Documents of Belo Horizonte on March 5, 2012, posted in the margin of Nº 01340627, and: (iii) registered at the 2nd Notaries’ Office for Registration of Securities and Documents of Rio de Janeiro on March 7, 2012, posted in the margin of Nº 982230, without the need for a new corporate approval by the Issuer or the holding of a General Meeting of Debenture Holders, in the terms of the Issue Board Meeting.

4.6.4. Jointly, some (i) stockholders, controlling stockholders or managers of the Issuer; (ii) controlling stockholders or managers of any of the Managers; (iii) other persons linked to the Offering; or (iv) spouses, personal partners, relations of prior generations, descendants or relations of the same generation up to the second degree, of any of the people referred to in items (i) to (iii) above (jointly, “Related Parties”) took part in the Bookbuilding Procedure.

It was found that there was excess of demand greater than 1/3 (one-third) of the Debentures, and placement of Debentures with investors who are Related Parties was not permitted.

Investors should note the section “Risk Factors” of the Final Prospectus, specifically the risk factor entitled “Risk Relative to Participation of Related Parties in the Offering)”.

4.6.5. As specified in the sole sub-paragraph of Article 55 of CVM Instruction 400, the prohibition on placement specified in Article 55 of CVM Instruction 400 will not apply to the financial institution contracted to act as Market Maker of the Issue, since the right to subscribe and the maximum quantity of securities to be subscribed are published in the section “Information on the Offering — Liquidity Guarantee Contract” on page 76 of the Final Prospectus.

Potential investors should be aware that participation in the Bookbuilding Procedure by investors who are considered to be Related Parties may have caused inappropriate formation of the final rate of remuneration of the Debentures and could have an adverse impact on the liquidity of the Debentures in the secondary market.

For additional information, potential investors should read the risk factor “Participation in the Offering by investors who are considered to be Related Parties may cause inappropriate formation of the final remuneration rate of the Debentures, and could have an adverse effect on the liquidity of the Debentures in the secondary market” in the section “Risk factors related to the Offering” on page 94 of the Final Prospectus.

4.7. Increase of the Offering

4.7.1. Under Article 24 of CVM Instruction 400, the quantity of Debentures initially offered, without considering the Additional Debentures, was increased by 15% (fifteen per cent), that is to say by 150,000 (one hundred and fifty thousand) supplementary Debentures (“Supplementary Debentures”), for the purpose of meeting the excess demand that occurred during the course of the Offering, according to an option granted by the Issuer to the Managers in the Distribution Contract, and exercised by the Managers in common agreement with the Issuer.

Fifty three thousand three hundred thirty three (53,333) Supplementary Debentures will be Debentures of the First Series, 22,222 (twenty two thousand two hundred twenty two) Supplementary Debentures will be Debentures of the Second Series, and 74,445 (seventy four thousand four hundred forty five) Supplementary Debentures will be Debentures of the Third Series.

4.7.2. Under Paragraph 2 of Article 14 of CVM Instruction 400, the Issuer increased the quantity of Debentures in relation to the quantity initially offered, without taking into account the Supplementary Debentures, by 20% (twenty per cent), that is to say, by 200,000 (two hundred thousand) additional Debentures (“Additional Debentures”), without the need for a new application for registry to the CVM.

Seventy one thousand one hundred eleven (71,111) Additional Debentures will be Debentures of the First Series, 29,630 (twenty nine thousand six hundred thirty) Additional Debentures will be Debentures of the Second Series, and 99,259 (ninety nine thousand two hundred fifty nine) Additional Debentures will be Debentures of the Third Series.

4.8. Mandated Bank and Bookkeeping Institution

The mandated bank and depositary institution of the Debentures is Banco Bradesco S.A., a financial institution with head office in the City of Osasco, São Paulo State, at Cidade de Deus, s/nº, CEP 06029-900 Vila Yara, registered in the CNPJ/MF under No. 60.746.948/0001-12 (“the Mandated Bank” and “the Depositary Institution”), and this definition includes any such other institution as may come to succeed the Mandated Bank and/or the Depositary Institution in the provision of the services specified in this item).

4.9. Placement Regime

The Managers shall make the public placement of the Debentures under the regime of best placement efforts, subject to the terms of the “Contract for Management, Placement and Public Distribution, under the Regime of Best Placement Efforts, of Unsecured Debentures not Convertible into Shares, in up to Three Series, of the Third Issue by Cemig Geração e Transmissão S.A.”, signed between the Company and the Managers (“the Distribution Contract”) on January 25, 2012.

4.10. Registry for Distribution and Trading:

The Debentures have been duly registered for:

(i)    distribution in the primary market through the SDT — Securities Distribution Module, managed and operated by Cetip, with the financial settlement of the distribution taking place in Cetip; and

(ii)   trading in the secondary market through:

(a)    the SND — National Debentures Module (“SND”), managed and operated by Cetip, with the trades being settled and the Debentures electronically held in custody in Cetip; and

(b)   the BovespaFix System (“BovespaFix”), administered and operated by BM&FBovespa, the trades being settled and the Debentures being held in custody at BM&FBovespa.

4.11. Distribution Plan

Subject to the provisions of the applicable regulations, the Managers shall carry out the public distribution of the Debentures in accordance with a distribution plan adopted in harmony with the provisions of Paragraph 3 of Article 33 of CVM Instruction 400, so as to ensure:

(i)	that the treatment given to investors is fair and equitable;
(ii)	that the investment is appropriate to the risk profile of their respective clients;
(iii)

that the sales representatives of the institutions participating in the distribution consortium receive in advance a copy of the preliminary prospectus and of the final prospectus, with minimum information on the Issuer and the Offering, in accordance with CVM Instruction 400 (“the Preliminary Prospectus”, “the Final Prospectus”, jointly “Prospectuses”), for obligatory reading and that their questions can be fully answered by a person designated by the Managers.

The Distribution Plan was established as follows:

(i)

After the filing of the application for prior analysis by Anbima and before the granting of the registry of the Offering by the CVM, the Managers shall make available to the public the Preliminary Prospectus, preceded by publication of the Notice to the Market, with, however, no receipt by the Managers of reservations for subscription of Debentures. The “Roadshow” shall be carried out as determined by the Managers in common accord with the Issuer, and during it the Preliminary Prospectus will be distributed.

(ii)	After the Roadshow has been held, and as determined by the Managers in common agreement with the Issuer, the Managers began the Bookbuilding Procedure, as specified in item 4.6 above.
(iii)

When the Bookbuilding Procedure was completed, the Managers consolidated the proposals of the investors for subscription of the Debentures, and also allocate the number of Debentures in each series of the Issue.

(iv)	Once the final remuneration of the Debentures was determined, the documents relating to the Offering were re-presented to the CVM.
(v)	After obtaining of the Registry of the Offering with the CVM has been obtained, this Commencement Announcement will be published.
(vi)	No type of discount was given by the Managers to investors interested in acquiring the Debentures.
(vii)	There was no preference for subscription of the Debentures for the present stockholders of the Issuer.
(viii)	There were no advance reservations, nor minimum or maximum lots of subscription of the Debentures.
(ix)

The target public of the Offering is made up of investors that are resident, domiciled or have their head office in Brazil, investment clubs, investment funds, managed portfolios, entities that are managers of third party funds registered with the CVM, entities authorized to function by the Brazilian Central Bank, condominiums whose purpose is investment in securities registered with the CVM and/or with the BM&FBovespa, pension funds, open or closed private pension fund or annuity entities and insurers, and investors considered to be institutional or qualified, in the terms of CVM Instruction 409, of August 18, 2004, as amended, at all times taking into account the risk profile of the parties to which the Offering is addressed; and

(x)

The Managers made their best efforts for the Debentures of the Second Series and/or the Debentures of the Second Series to be subscribed and paid-in by at least 10 (ten) investors, with maximum individual participation of 20% (twenty per cent) of the total value of the respective series, taking into account the Supplementary Debentures and Additional Debentures in fact issued, in accordance with the Anbima Code of Regulation and Best Practices for the Fixed Income Novo Mercado (“the Anbima Fixed Income Code”).

Notwithstanding the provisions of Item (x) above, if the Debentures of the Second Series are not subscribed and paid-up by at least 10 (ten) investors, if the Debentures of the Second Series are not subscribed and paid-up by at least 5 (five) investors, and if the individual participation of any investor is greater than 20% (twenty per cent) of the total amount of the respective series, the series of the Issue which does not obey such requirements will not have the Anbima Fixed Income Novo Mercado Seal.

For more information on the plan for distribution of the Debentures, see the section “Information on the Offering — Conditions of the Distribution Contract — Distribution Plan” on Page 72 of the Final Prospectus.

4.12. Cancellation, Suspension, Revocation or Alterations of the Terms and Conditions of the Offering

4.12.1. In the event of the Offering being cancelled, revoked or suspended, news of this fact must be immediately published at least by the same media used for the publication of the Commencement Announcement and the Notice to the Market. Investors that have already accepted the Offering, in the event of its suspension, shall have the right to revoke their acceptance in up to 5 (five) Business Days from the respective communication.

The following shall have the right to full restitution, without addition of interest or monetary updating, and with deduction of amounts of applicable taxes and charges, if any, of the amount given as counterpart for the Debentures, within 5 (five) Business Days of their statement of position, in accordance with the terms of the Distribution Contract and of the Prospectuses:

(a)   all investors that had already accepted the Offering, in the event of its cancellation or revocation; and

(b)   such investors as had revoked their acceptance within the period specified above, in the event of suspension of the Offering.

4.12.1.1. The provisions of Item 4.12.1 above applies, also, as the case may be, to investors that make their adhesion to the public distribution of the Debentures conditional upon signature of the respective subscription slips, if that condition is not satisfied at the time of the closing of the public distribution of the Debentures.

4.12.2. If, in the judgment of the CVM, there is substantial, subsequent and unpredictable alteration in the circumstances in fact existing at the time of the presentation of the application for registry of distribution or those that provide the grounds for it, causing a significant increase of the risks assumed by the Issue or inherent in the Offering itself, the CVM may accept an application for modification or revocation of the Offering, which shall be assumed to be granted if there is no statement made by the CVM to the contrary within 10 (ten) business days from its filing with the CVM. If the modification is granted, the CVM may, at its own initiative or on request by the Issuer, extend the period of the offering for up to 90 (ninety) days. Modification of the Offering shall at all times be permitted if such modification improves it in favor of the investors or for waiver of the condition of the Offering established by the Issuer, as specified in Paragraph 3 of Article 25 of CVM Instruction 400.

4.12.3. Any modification in the terms and conditions of the Issue and of the Debentures, under the provisions of the Distribution Contract, must be immediately published at least by the same media used for the publication of this Commencement Announcement and of the Notice to the Market, and the Managers must take care to certify, at the moment of receipt of the acceptances of the Offering, that the party making the commitment is aware that the original Offering has been changed and that it is aware of the new conditions.

In this case, those investors that had already adhered to the Offering must be directly advised about the alteration of the terms and conditions of the Debentures, so that they may confirm, within 5 (five) Business Days from receipt of the communication, their interest in maintaining the declaration of acceptance and its maintenance shall be presumed in the event of silence. If after being notified the Investors decide to revoke their acceptance of the Offering, they must have restituted to them, without the addition of interest or monetary updating, and with deduction of the amounts relating to any taxes or charges applicable, the amount given in counterpart for the Debentures, within 5 (five) Business Days from their statement of position.

4.12.4. In the case of restitution of the amounts in the terms described above, the investors must provide a receipt of quittance to the Managers in relation to the amounts restituted.

4.13. Target public

4.13.1. The target public of the Offering is made up of investors that are resident, domiciled or have their head office in Brazil, investment clubs, investment funds, managed portfolios, entities that are managers of third party funds registered with the CVM, entities authorized to function by the Brazilian Central Bank, condominiums whose purpose is investment in securities registered with the CVM and/or with the BM&FBovespa, pension funds, open or closed private pension fund or annuity entities and insurers, and investors considered to be institutional or qualified, in the terms of CVM Instruction 409, of August 18, 2004, as amended, at all times taking into account the risk profile of the parties to which the Offering is addressed.

5. CHARACTERISTICS OF THE DEBENTURES

5.1. Issue Date

For all effects and purposes, the issue date of the Debentures will be February 15, 2012 (“the Issue Date”).

5.2. Convertibility

The Debentures shall not be convertible into shares.

5.3. Type

The Debentures shall be of the unsecured type.

5.4. Form

The Debentures shall be nominal and book-entry Debentures, without the issuance of deposits or certificates.

5.5. Nominal Unit Value

The nominal unit value of the Debentures is R$ 1,000.00 (one thousand Reais) (“the Nominal Unit Value”).

5.6. Tenor and Maturity Date:

The Debentures of the First Series shall have tenor of 5 (five) years from the Issue Date, with maturity on February 15, 2017 (“the Maturity Date of the First Series”). The Debentures of the Second Series shall have a period of maturity of 7 (five) years from the Issue Date, with maturity on February 15, 2019 (“the Maturity Date of the Second Series”). The Debentures of the Third Series shall have tenor of 10 (ten) years from the Issue Date, with maturity on February 15, 2022 (“the Maturity Date of the Third Series”).

The Issuer undertakes, on the Maturity Date of the First Series, the Maturity Date of the Second Series, and the Maturity Date of the Third Series, to make settlement of such Debentures of the First Series, Debentures of the Second Series, and Debentures of the Third Series, respectively, as are still in circulation, with their consequent cancellation. The Issuer shall effect such settlement of the Debentures as follows: (i) the Debentures of the First Series shall be settled by payment of their Nominal Unit Value, plus the Remuneratory Interest of the First Series; (ii) the Debentures of the Second Series shall be settled by their Balance of Nominal Unit Value, plus the Remuneration of the Second Series; and (iii) the Debentures of the Third Series shall be settled by payment of their Balance of Nominal Unit Value, plus the Remuneration of the Third Series.

5.7. Remuneration of the Debentures of the First Series

The Debentures of the First Series will be remunerated as follows.

5.7.1. Monetary updating.

The Nominal Unit Value of the Debentures of the First Series will not be updated.

5.7.2. Remuneratory Interest.

Remuneratory interest shall apply to the Nominal Unit Value of the Debentures of the First Series corresponding to 100% (one hundred per cent) of the accumulated variation of the daily averages of the one-day DI — Interbank Deposits — over extragrupo Rate, in the form of a percentage per year, on the 252 (two hundred and fifty two) Business Days basis, calculated and published daily by Cetip in the daily bulletin available on its website (http://www.cetip.com.br) (“the DI Over Rate”), capitalized by a spread of 0.90% (zero point nine zero per cent) per year, on the 252 (two hundred and fifty two) Business Days basis (“the Remuneratory Interest of the First Series”), as decided in the Bookbuilding Procedure.

The Remuneratory Interest of the First Series shall be calculated on the compound capitalization basis pro rata temporis by Business Days elapsed, from the Issue Date (or from the immediately prior Payment Date of the Remuneratory Interest of the First Series, as the case may be) up to the date of its actual payment, and shall be paid on each Payment Date of the Remuneratory Interest of the First Series (or on an early settlement date resulting from

(i)    early maturity of the Debentures of the First Series due to the occurrence of one of the Default Events, or

(ii)   early redemption of the Debentures of the First Series due to non-availability of the DI Over Rate, in accordance with item 4.2.2.7 of the Issue Deed).

The Remuneratory Interest of the First Series shall be calculated by the formula in item 4.2.2.3 of the Issue Deed.

5.8. Remuneration of the Debentures of the Second Series and the Debentures of the Third Series

The Debentures of the Second Series and the Debentures of the Third Series will be remunerated as follows.

5.8.1. Monetary updating:

The Nominal Unit Value (or the Balance of the Nominal Unit Value, as applicable) of the Debentures of the Second Series and the Nominal Unit Value (or the Balance of the Nominal Unit Value, as applicable) of the Debentures of the Third Series will be updated by the variation of the Expanded National Consumer Price Index (“the IPCA”), calculated and published by the Brazilian Geography and Statistics Institute (IBGE), from the Date of Issue (or the immediately prior Date of Amortization of the Second Series or Date of Amortization of the Third Series, as the case may be) up to the date of its actual payment (“Monetary Updating”), and the product of the Monetary Updating shall automatically be incorporated into the Nominal Unit Value (or the Balance of the Nominal Unit Value, as applicable) of the Debentures of the Second Series or into the Nominal Unit Value (or the Balance of the Nominal Unit Value, as applicable) of the Debentures of the Third Series, as the case may be.

The Monetary Updating for the Debentures of the Second Series and the Monetary Updating for the Debentures of the Third Series will be paid, together with the Nominal Unit Value, with the frequency specified in Sub-items 5.9.2 and 5.9.3 below (or on any date of early settlement resulting from

(i)    early maturity of the Debentures of the Second Series or of the Debentures of the Third Series, as the case may be, due to the occurrence of one of the Default Events, or

(ii)   early redemption due to the occurrence of one of the Obligatory Redemption Events, for those Debentures of the Second Series or Debentures of the Third Series, as the case may be, whose holders request Obligatory Early Redemption; or

(iii)  early redemption of the Debentures of the Second Series or of the Debentures of the Third Series, as the case may be, due to non-availability of the IPCA Index, in the terms of Item 4.3.1.5 of the Issue Deed.)

The Monetary Updating for the Debentures of the Second Series and the Monetary Updating for the Debentures of the Third Series shall be calculated according to the formula described in item 4.3.1.2 of the Issue Deed.

5.8.2. Remuneratory Interest of the Second Series:

Remuneratory interest shall apply to the Nominal Unit Value (or the Balance of the Nominal Unit Value, as the case may be) of the Debentures of the Second Series, updated by the Monetary Updating, corresponding to 6.00% (six per cent) per year, on the 252 (two hundred and fifty two) Business Days basis, as decided in the Bookbuilding Procedure (“the Remuneratory Interest of the Second Series”, and jointly with the Monetary Updating, “the Remuneration of the Second Series”). The Remuneratory Interest of the Second Series shall be calculated on the compound capitalization basis pro rata temporis by Business Days elapsed, from the Issue Date (or from the immediately prior Payment Date of the Remuneratory Interest of the Second Series, as the case may be) up to the date of its actual payment, and shall be paid on each Payment Date of the Remuneratory Interest of the Second Series (or on an early settlement date resulting from

(i)    early maturity of the Debentures of the Second Series due to the occurrence of one of the Default Events, or

(ii)   early redemption due to the occurrence of one of the Obligatory Redemption Events, for the Debentures of the Second Series whose holders request the Obligatory Early Redemption), or

(iii)  early redemption of the Debentures of the Second Series due to non-availability of the IPCA, in accordance with item 4.3.1.5 of the Issue Deed).

The Remuneratory Interest of the Second Series shall be calculated by the formula in item 4.3.4 of the Issue Deed.

5.8.3. Remuneratory Interest of the Third Series:

Remuneratory interest shall apply to the Nominal Unit Value (or the Balance of the Nominal Unit Value, as the case may be) of the Debentures of the Third Series, updated by the Monetary Updating, corresponding to 6.20% (six point two zero per cent) per year, on the 252 (two hundred and fifty two) Business Days basis, as decided in the Bookbuilding Procedure (“the Remuneratory Interest of the Third Series”, and jointly with the Monetary Updating, “the Remuneration of the Third Series”).

The Remuneratory Interest of the Third Series shall be calculated on the compound capitalization basis pro rata temporis by Business Days elapsed, from the Issue Date (or from the immediately prior Payment Date of the Remuneratory Interest of the Third Series, as the case may be) up to the date of its actual payment, and shall be paid on each Payment Date of the Remuneratory Interest of the Third Series (or on an early settlement date resulting from:

(i)    early maturity of the Debentures of the Third Series due to the occurrence of one of the Default Events, or

(ii)   early redemption due to the occurrence of one of the Obligatory Redemption Events, for the Debentures of the Third Series whose holders request the Obligatory Early Redemption),  or

(iii)  early redemption of the Debentures of the Third Series due to non-availability of the IPCA, in accordance with item 4.3.1.5 of the Issue Deed).

The Remuneratory Interest of the Third Series shall be calculated by the formula in item 4.3.4 of the Issue Deed.

5.9. Amortization of the Nominal Unit Value

5.9.1. The full amortization of the Nominal Unit Value of the Debentures of the First Series shall be made in a single payment, on the Maturity Date of the First Series.

5.9.2. The Nominal Unit Value of the Debentures of the Second Series will be amortized in 2 (two) equal consecutive annual installments, duly updated by the Monetary Updating, starting from the 6th (sixth) year counted from the Issue Date, as per the following table (each one of these dates being an “Amortization Date of the Second Series”):

Amortization Dates	Fraction of the Nominal Unit Value to be Amortized(*)
February 15, 2018	50.00%
February 15, 2019	50.00%

(*) The Nominal Unit Value presented here is referenced to the Issue Date and must be adjusted by monetary updating in accordance with the terms of the Issue Deed.

5.9.3. The Nominal Unit Value of the Debentures of the Third Series will be amortized in 3 (three) equal consecutive annual installments, duly updated by the Monetary Updating, starting from the 8th (eighth) year counted from the Issue Date, as per the following table (each one of these dates being an “Amortization Date of the Third Series”):

Amortization Dates	Fraction of the Nominal Unit Value to be Amortized(*)
February 15, 2020	33.00%
February 15, 2021	33.00%
February 15, 2022	34.00%

(*) The Nominal Unit Value presented here is referenced to the Issue Date and must be adjusted by monetary updating in accordance with the terms of the Issue Deed.

5.10. Frequency of payment of the Remuneratory Interest

5.10.1. The Remuneratory Interest of the First Series shall be paid annually, starting from the Issue Date, always on February of 15 of each year, the first payment being payable on February 15, 2013 and the last payment on the Maturity Date of the First Series table (each one of these dates being a “Date of Payment of the Remuneratory Interest of the First Series”):

5.10.2. The Remuneratory Interest of the Second Series shall be paid annually, starting from the Issue Date, always on February of 15 of each year, the first payment being payable on February 15, 2013 and the last payment on the Maturity Date of the Second Series (each one of these dates being a “Date of Payment of the Remuneratory Interest of the Second Series”).

5.10.3. The Remuneratory Interest of the Third Series shall be paid annually, starting from the Issue Date, always on February of 15 of each year, the first payment being payable on February 15, 2013 and the last payment on the Maturity Date of the Third Series (each one of these dates being a “Date of Payment of the Remuneratory Interest of the Third Series”).

5.11. Place of payment

The payments to which the Debentures are entitled shall be made by the Issuer on the respective due date, in accordance with the date specified in the Issue Deed, using, as the case may be:

(i)    the procedures adopted by Cetip, for the Debentures held in custody electronically at Cetip;

(ii)   the procedures adopted by BM&FBovespa, for the Debentures held in custody at the BM&FBovespa; and/or

(iii)  the procedures adopted by the Bookkeeping Institution, for Debentures that are not linked to Cetip or to the BM&FBovespa (“the Place of payment”).

5.12. Extension of periods

The periods relating to payment of any obligation arising from the Issue Deed shall be considered extended to the next (first) subsequent Business Day, if the maturity coincides with the date on which there is not a normal commercial working day or bank working day in the Place of Payment, without any increase in the amounts payable, except in cases where the payments are to be made by Cetip or by the BM&FBovespa, in which case the extension shall take place only when the date of payment coincides with a national holiday, a Saturday or a Sunday.

5.13. Arrears charges

Without prejudice to the provisions in item 5.26 below, if the Issuer omits to make any payments of any amounts payable to the Debenture Holders on the dates on which they are due, such payments that are due and unpaid shall continue to be subject to any remuneration applying to them and shall, further, be subject to:

(a)   contractual arrears interest, irreducible and of a non-compensatory nature, of 2% (two per cent) on the amount due and unpaid; and

(b)   non-compensatory arrears interest calculated at the rate of 1% (one per cent) per month.

The charges for arrears hereby established shall apply from the actual non-compliance with the respective obligation up to the date of its actual payment, independently of advice, notice or any such action in the courts or otherwise.

5.14. Expiry of the rights to the additional amounts

If the Debenture holder does not come forward to receive the amount corresponding to any of the pecuniary obligations payable by the Issuer, on the dates specified in the Issue Deed, or in any public notice by the Issuer, this shall not give such holder the right to receipt of any additional remuneration and/or arrears charges in the period relating to the delay in receipt, but the rights acquired up to the date of the respective maturity shall remain guaranteed for such Debenture holder.

5.15. Subscription price

The Debentures of the First Series shall be subscribed and paid up, in the primary market, for their Nominal Unit Value, plus the Remuneratory Interest of the First Series, calculated pro rata temporis from the Issue Date up to the Paying-up Date, in accordance with item 5.7 above, ascertained to 2 (two) decimal points, without rounding (“the subscription price of the First Series”).

The Debentures of the Second Series shall be subscribed and paid up, in the primary market, at their Nominal Unit Value, plus the Remuneratory Interest of the Second Series, calculated pro rata temporis, from the Issue Date up to the Paying-up Date, in accordance with item 5.8 above, ascertained to 2 (two) decimal points, without rounding (“the subscription price of the Second Series”).

The Debentures of the Third Series shall be subscribed and paid in, in the primary market, for their Nominal Unit Value, plus the Remuneratory Interest of the Third Series, calculated pro rata temporis, from the Issue Date up to the Paying-up Date, in accordance with item 5.8 above, ascertained to 2 (two) decimal points, without rounding (“the subscription price of the Second Series”).

If, by the date of subscription and paying-up of the Debentures of the Second Series and the Debentures of the Third Series the IPCA index for the immediately preceding month has not been published, the latest projection of the IPCA, as agreed by the Macroeconomic Monitoring Committee of Anbima — the Brazilian Association of Financial Market Institutions (“Anbima”) shall be used for calculation of the updated Nominal Unit Value of the Debentures of the Second Series and the updated Nominal Unit Value of the Debentures of the Third Series, or, in the absence of this Anbima projection, the last prior officially published IPCA Index, and no financial compensation shall be payable between the Issuer and the Debenture Holders if and when the IPCA that would have been applicable is published.

5.16. Period and Form of Subscription and Paying-up

The Debentures may be subscribed at any time within 30 (thirty) business days from the date of publication of this Commencement Announcement, with paying-up at sight (“the Paying-up Date”) simultaneous with subscription and in Brazilian currency, for the Subscription Price of the First Series, for the Subscription Price of the Second Series or for the Subscription Price of the Third Series, as the case may be, in accordance with the applicable settlement rules and procedures of Cetip.

5.17. Renegotiation

The Debentures shall not be subject to renegotiation.

5.18. Advertisements

All the acts and decisions to be taken arising from this Issue which, in any way, involve interests of the Debenture Holders, must obligatorily be communicated in the form of notices (“Notices to Debenture Holders”), and published in the Official Gazette of the State of Minas Gerais and in the newspaper “O Tempo”, and the notice to the market in the terms of Article 53 of CVM Instruction 400, the Commencement Announcement, the Closing Announcement and any convocations to the Debenture Holders shall also be published in the newspaper “Valor Econômico — Edição Nacional”, and published on the Issuer’s website (http://ri.cemig.com.br/static/ptb/cemig_geracao_transmissao.asp).

5.19.  Debenture Certificates

The issue will not issue Debenture certificates. For all purposes of law, ownership of the Debentures shall be proven by the statement issued by the Bookkeeping Institution. Additionally, the statement, in the name of the Debenture holder, issued by Cetip at the time of their deposit in the SND, will be recognized as proof of ownership of the Debentures. For the Debentures held in custody by the BM&FBovespa, BM&FBovespa shall issue a custody statement in the name of the Debenture Holder, which shall also be recognized as proof of ownership.

5.20. Liquidity and Stabilization

The liquidity of the Debentures shall be ensured through contracting of one or more financial institutions to act as Market Maker of the Issue, guaranteeing a spread between the buy and sell prices of the Debentures, which shall not be greater than 0.30% (zero point three zero percent) per year, for a period of, at least, 12 (twelve) months, in compliance with the Anbima Fixed Income Code.

The financial institution(s) that is (are) contracted to act as market-maker(s) of the Issue shall have their right of subscription limited to the maximum quantity of 1,000 (one thousand) Debentures for each series of the Issue, and the respective financial institution(s) shall acquire the Debentures of any of the series of the Issue obeying the final remuneration rates of the Debentures established during the Bookbuilding Procedure.

5.21. Immunity of the Debenture Holders

If any Debenture Holder enjoys any type of tax immunity or exemption, such holder must send documentation proving this tax immunity or exemption to the Mandated Bank and to the Issuer by 10 (ten) Business Days prior to the date specified for receipt of amounts relating to the Debentures, and if the Debenture holder does not send the said documentation, the Issuer shall make the retentions of tax specified by law.

5.22. Amortization Fund

No amortization fund shall be constituted for this Issue.

5.23. Right of Preference

There shall be no right of preference for subscription of the Debentures by the present stockholders of the Issuer.

5.24. Risk rating

The agency Moody’s América Latina was contracted, and has attributed the risk rating “Aa1.br” to the Debentures.

5.25. Total or Partial Optional Early Redemption, Obligatory or Partial Early Redemption and Optional Acquisition

5.25.1. There shall be no optional (total or partial) early redemption of the Debentures, and thus the Issuer may not repurchase, at its option, the Debentures of any of the Series during the whole of their periods of validity.

5.25.2. If, at any time during the period of validity of the Debentures, an Obligatory Redemption Event occurs, those Debenture Holders of the Second or Third Series who so desire may request the Issuer for early redemption of the Debentures in circulation that they own of the Second or Third Series, as the case may be, by communication in writing to that effect (“Early Redemption Request”) to be sent to the Issuer within 15 (fifteen) calendar days from the publication of the Notice to Debenture Holders about the occurrence of the Obligatory Redemption Event, and the Issuer is obliged to effect redemption of such Debentures of the Second or Third Series within 15 (fifteen) calendar days from receipt of the respective Early Redemption Request, by payment of the Nominal Unit Value (or of the Balance of the Nominal Unit Value, as the case may be) of the Debentures to be redeemed of the Second or Third Series, augmented by the Remuneration of the Second Series and/or the Remuneration of the Third Series, as applicable (“Obligatory Early Redemption”), in the terms of Item 6.2 of the Issue Deed.

5.25.3. The Issuer may, after 2 (two) calendar years from the Issue Date, at its exclusive option, while obeying Paragraph 3 of Article 55 of the Corporate Law, acquire Debentures in Circulation, which may be cancelled, remain in the Issuer’s treasury or be once again placed in the market, as per the rules issued by the CVM, and such fact must be contained in the report of management and the financial statements of the Issuer. The Debentures acquired by the Issuer for holding in treasury in the terms of this item 5.25.3, if and when placed again in the market, shall carry the right to the same remuneration as the other Debentures in Circulation of the same series of the Issue.

5.26. Early maturity

5.26.1. Any of the following events shall be considered a Default Event, resulting in early maturity of the Debentures and, subject to the provisions of items 5.26.2 and 5.26.3 below, immediate demandability of payment, by the Issuer, of the Nominal Unit Value (or of the Balance of the Nominal Unit Value) of each Debenture, duly updated (as applicable), and augmented by the Remuneratory Interest of the First Series, the Remuneration of the Second Series and/or the Remuneration of the Third Series (as the case may be), calculated pro rata temporis as specified in item 5.7 and 5.8 above, and also the other charges payable under the Issue Deed, independently of any advice, notification or interpolation through the courts or otherwise (each of these being a “Default Event”):

(i)        Declaration of bankruptcy, dissolution and/or liquidation of the Issuer and/or of the Guarantor, or application for Judicial Recovery or out-of-court reorganization or bankruptcy made by the Issuer and/or by the Guarantor; or any analogous event that characterizes a state of insolvency of the Issuer and/or the Guarantor, in accordance with the applicable legislation;

(ii)       Non-compliance by the Issuer and/or the Guarantor with any pecuniary obligation related to the Debentures.

(iii)      Early redemption of any pecuniary obligation of the Issuer and/or of the Guarantor arising from default on an obligation to pay any individual or aggregate amount greater than R$  50,000.000.00 (fifty million Reais) or its equivalent in other currencies, whether or not due to contractual non-compliance.

(iv)      Termination, for any reason, of any of the concession contracts to which the Issuer and/or the Guarantor is a party, representing separately or jointly an amount equal to 30% (thirty per cent) or more of the net operational revenue of the Issuer and/or of the Guarantor, as the case may be, as stated in its last prior financial statements at the time.

(v)       Legitimate protest of securities against the Issuer and/or against the Guarantor, in a global amount exceeding R$ 50,000,000.00 (fifty million Reais) or its equivalent in other currencies, unless made in error or bad faith of a third party validly proven by the Issuer and/or by the Guarantor, as the case may be, or unless suspended or cancelled or if guarantees are given in court, in any case, within a maximum of 30 (thirty) calendar days from the date on which a written notice sent by the Fiduciary Agent to the Issuer is received.

(vi)      Non-compliance by the Issuer and/or by the Guarantor, as the case may be, with any non-pecuniary obligation specified in the Issue Deed, not cured within 30 (thirty) calendar days from the date on which the written notice sent by the Fiduciary Agent to the issuer is received.

(vii)     If the Issuer and/or the Guarantor omits to pay by the maturity date, or does not take the legal or judicial measures required for non-payment in relation to, any debt or any other obligation payable by the Issuer and/or the Guarantor under any agreement or contract to which it is a party as a lender, borrower, or guarantor, involving an amount of R$ 50.000.000,00 (fifty million) Reais or more or its equivalent in other currencies;

(viii)    Privatization, merger, liquidation, dissolution, extinction, split and/or any other form of stockholding reorganization that results in reduction of the registered capital of the Issuer and/or the Guarantor, unless it is:

(a)   by reason of an order of a Court or a regulatory decision;

(b)   linked to any transfer of the Issuer’s equity interest in Transmissora Aliança de Energia Elétrica S.A. — Taesa to the Guarantor;

(c)   related to an asset swap transaction (stockholding optimization); or

(d)   does not cause a change in the rating of the Issuer to a rating lower than “Aa3.br” supplied by Moody’s América Latina or equivalent classification issued by another risk rating agency contracted by the Issuer in the future, and/or transformation of the Issuer’s type of company to that of an unlisted limited company.

5.26.1.1. For the purposes of sub-item (viii) above, privatization is defined as an event in which: (i) the Guarantor, the present direct controlling stockholder of the Issuer, ceases directly or indirectly to hold the equivalent of, at least, 50% (fifty percent) plus one share of the total of the shares representing the Issuer’s voting stock; and/or (ii) the Government of the State of Minas Gerais, currently controlling stockholder of the Guarantor, ceases directly or indirectly to hold the equivalent of, at least, 50% (fifty per cent) plus one share of the total of the shares representing the voting capital of the Guarantor.

5.26.2. If any of the Default Events specified in Sub-items (1), (ii) or (iii) of item 5.26.1.above occurs, maturity of the Debentures shall take place automatically, the provisions of item 5.26.5 of the Issue Deed being applicable, independently of advice or notification, in the courts or otherwise, and the Fiduciary Agent must immediately send written notice to the Issuer informing it of such event.

5.26.3. If any of the other Default Events occurs, other than those specified in the item 5.26.2 above, the Fiduciary Agent shall call, within 48 (forty eight) hours of the date on which it becomes aware of the occurrence of any of the said events, a General Meeting of Debenture Holders for each series of the Issue to decide on the non-declaration of early maturity of the Debentures, obeying the convocation procedure specified in Clause X of the Issue Deed and the specific quorum established in item 5.26.3.2 below. Such General Meeting may also be called by the Issuer, under item 10.1 of the Issue Deed.

5.26.3.1. The Fiduciary Agent must immediately send to the Issuer a notice in writing informing it of the decisions taken at the said General Meeting in the item 5.26.3 above.

5.26.3.2. If, in the General Meetings referred to in Item 5.26.3 above, Debenture Holders of, at least 2/3 (two-thirds) of the Debentures of the First Series in Circulation, and/or the Debenture Holders of the Second Series holding at least 2/3 (two-thirds) of the Debentures of the Second Series in Circulation, and/or Debenture Holders of the Third Series holding at least 2/3 (two-thirds) of the Debentures of the Third Series in Circulation, as applicable, decide that the Fiduciary Agent shall not declare early maturity of the Debentures of the First Series, of the Debentures of the Second Series and/or of the Debentures of the Third Series, as the case may be, the Fiduciary Agent shall not declare the early maturity of such Debentures.

5.26.4. In addition to the provisions of Items 5.26.3 e 5.26.3.2 above, in the event that the General Meeting of Debenture Holders of any series of the Issue does not come into session, for lack of quorum, the Fiduciary Agent shall declare immediate early maturity of all the obligations arising from the Debentures of that series of the Issue, and shall immediately send the Issuer a communication in writing informing it of such event, and the provisions of item 5.26.5 below.

5.26.5. Subject to the provisions above and in the other documents of the Issue, in the event of early maturity of the Debentures of the First Series, of the Debentures of the Second Series and/or of the Debentures of the Third Series, as the case may be, the Issuer and/or the Guarantor undertake to redeem the totality of the Debentures of the First Series, of the Debentures of the Second Series and/or of the Debentures of the Third Series (as applicable), with their subsequent cancellation, and undertake to make the payments specified in item 5.26.1 of the Issue Deed, as well as the other charges payable under the Issue Deed, within 3 (three) Business Days from receipt, by the Issuer, of the written communication referred to in items 5.26.2, 5.26.3 and 5.26.3.1 of this Commencement Announcement.

5.26.5. For the purposes of verification of compliance with the obligations contained in Clause VII of the Issue Deed, all the reference amounts in Reais (R$) contained in it shall be adjusted by the variation of the IGP-M Index, or in its absence or in the event that it is impossible to apply that index, by such official index as comes to replace it, as from the date of signature of the Issue Deed.

5.26.6  The Debenture Holders, by subscribing or acquiring the Debentures of any of the series, expressly waive the right specified in Paragraph 3 of Article 174 of the Corporate Law, and thus prior approval of the Debenture Holders meeting in a General Meeting, in accordance with Clause X of the Issue Deed, is not necessary in the event of any reduction in the share capital of the Issuer for transfer of the Issuer’s Stockholding interest in Taesa to the Guarantor.

6. INAPPROPRIATENESS OF THE OFFERING

Investment in the Debentures is not appropriate for investors that (i) do not have profound knowledge of the risks involved in the transaction or which do not have access to specialized consultancy; (ii) need liquidity in relation to the Debentures to be acquired, having in mind that the trading of Debentures in the Brazilian secondary market is limited; and/or (ii) are not willing to run the credit risk of a public sector company and/or of the electricity sector. Investors should read the sections relating to “Risk Factors” of the Final Prospectus and of the Reference Form, which is incorporated into it by reference, before accepting the Offering.

7. INDICATIVE TIMETABLE OF THE OFFERING

The following is an indicative timetable of the principal events of the Offering as from the publication of this Commencement Announcement and the making available of the Final Prospectus on today’s date:

Order of events	Events	Expected date (1)
1.	Date of Commencement of the Offering	13/03/2012
2.	Financial Settlement of the Debentures of the First Series and the Debentures of the Second Series	19/03/2012
3.	Financial Settlement of the Debentures of the Third Series	20/03/2012
4.	Publication of Closing Announcement of the Offering	22/03/2012

(1) All the expected dates are merely indicative and are subject to alterations, suspensions, or being brought forward or postponed at the decision of the Lead Manager.

8. FIDUCIARY AGENT

The Fiduciary Agent of the Offering is Pentágono S.A. Distribuidora de Títulos e Valores Mobiliários, a financial institution with head office at Avenida das Américas 4200, Sala 514, Bloco 4, CEP 22640-102, Rio de Janeiro, Rio de Janeiro State, registered in the CNPJ/MF under No. 17.343.682/0001-38, website: www.pentagonotrustee.com.br; telephone +55(21) 3385-4565; e-mail of the area responsible: backoffice@pentagonotrustee.com.br;  cc: juridico@pentagonotrustee.com.br.

The Fiduciary Agent also acts, on the present date, as fiduciary agent for the following issues by companies that are members of the same economic group as the Issuer:

The 1st issue, of 60,000 (sixty thousand) unsecured debentures not convertible into shares, for public distribution, in two series, by Taesa, comprising 34,500 (thirty four thousand five hundred) debentures of the 1st series and 25,500 (twenty five thousand five hundred) debentures of the second series, all with maturity on July 15, 2015 and totaling the amount of R$ 600,000,000.00 (six hundred million Reais). The debentures of the 1st issue by Taesa do not have any guarantee. Until today’s date there have been no redemption events, amortization events, or conversion or renegotiation of, nor default on, those debentures.

The 2nd issue, of 425 (four hundred twenty five) unsecured debentures not convertible into shares, for public distribution, with restricted placement efforts, in a single series, by Light Energia, maturing on August 19, 2019 and totaling the amount of R$ 425,000,000.00 (four hundred twenty five million Reais). The debentures of the 2nd issue by Light Energia have a surety guarantee from Light S.A. Until today’s date there have been no redemption events, amortization events, or conversion or renegotiation of, nor default on, those debentures.

The 1st issue, by Madeira Energia, of 1,500,000 (one million five hundred thousand) subordinated debentures, not convertible into shares, for private distribution, in six series, comprising:

259,455 (two hundred fifty nine thousand, four hundred fifty five) debentures of the 1st series;

259,455 (two hundred fifty nine thousand, four hundred fifty five) debentures of the 2nd series;

231,091 (two hundred thirty one thousand and ninety one) debentures of the 3rd series;

231,091 (two hundred thirty one thousand and ninety one) debentures of the 4th series;

259,455 (two hundred fifty nine thousand, four hundred fifty five) debentures of the 5th series;

and 259,455 (two hundred fifty nine thousand, four hundred fifty five) debentures of the 6th series;

the debentures of the 1st and 2nd series having maturity on September 30, 2012;

the debentures of the 3rd and 4th series having maturity on September 30, 2013;

and the debentures of the 5th and 6th series having maturity on September 30, 2013 —

making up a total amount of R$ 1,500,000,000.00 (one billion five hundred million Reais).

The debentures of the 1st private issue by Madeira Energia have a surety guarantee from: Odebrecht Investimentos em Infraestrutura Ltda., Construtora Norberto Odebrecht S.A., Fundo de Investimento em Participações Amazônia Energia, Andrade Gutierrez Participações S.A. and Furnas Centrais Elétricas S.A., as consenting parties, and from Santo Antônio Energia S.A. and Odebrecht S.A., as consenting co-contracting parties.

As of today’s date there have been no redemption events, amortization events, or conversion or renegotiation of, nor default on, those debentures.

Other than the present Issue, the 1st issue of debentures by Taesa, the 2nd issue of debentures by Light Energia and the 1st issue of debentures by Madeira Energia, the Fiduciary Agent does not act in any other issue of debentures by the Issuer nor of or by any affiliated or subsidiary company of the Issuer nor its parent company nor any company of its economic group.

9.  FINAL PROSPECTUS

The Final Prospectus is available at the following addresses and on the following websites:

Issuer:

Avenida Barbacena 1200, 12th Floor, B1Wing, Santo Agostinho, Belo Horizonte, Minas Gerais, Brazil

Web address:  http://cemig.infoinvest.com.br/ptb/s-56-ptb.html

— on this site access the year 2012 and click on “Prospecto Definitivo”

Lead Manager:

Avenida Brigadeiro Faria Lima 3064, 2nd Floor, São Paulo — SP

Web addresses:

http://www.hsbc.com.br/1/2/portal/pt/para-sua-empresa/investimento/operacoes-especiais/operacoes-especiais-mais-informacoes.

On this site access “CEMIG GT – Prospecto da 3ª Emissão de Debêntures”.

BTG Pactual

Avenida Brigadeiro Faria Lima 3729, 9th floor, São Paulo, SP, Brazil

Web address:

www.btgpactual.com/home/AreasDeNegocios.aspx/BancoDeInvestimento/Mercado_ de_Capitais

On this site click on “Mercado de Capitais” in the menu on the left, then “2012” in the menu on the right, then “Prospecto Definitivo” just below “Distribuição Pública de Debêntures da Terceira Emissão da CEMIG Geração e Transmissão S.A.”

BNB

Avenida Pedro Ramalho 5700, Bloco C1 superior, Fortaleza, Ceará, Brazil

Web address:

http://www.bnb.gov.br/content/aplicacao/produtos_e_servicos/mercado_de_capitais/docs/prospectodefinitivo_cemig.pdf

CVM

http://www.cvm.gov.br

Select the sub-item “ITR, DFP, IAN, IPE, FC, FR e outras Informações”. In the link, type “Cemig Geração e Transmissão S/A” and click “Continuar”. Then click on “CEMIG GERAÇÃO E TRANSMISSÃO S/A” and select “Prospecto de Distribuição Pública”. Access the download with the most recent date.

CETIP

www.cetip.com.br

Access “Comunicados e Documentos”, and click on “Prospectos”. Select “Prospectos de Debêntures” in the field “Categoria de Documento”. Type “Cemig Geração e Transmissão S/A” in the field “Busca (Título/Número/Código/Arquivo)” and in the “Ano” field, select “2012”. In the link, select the prospectus of CEMIG Geração e Transmissão S/A.

BM&FBOVESPA

www.bmfbovespa.com.br

Select the item “Empresas Listadas”, type “CEMIG GT” and click on “buscar”. Click on “CEMIG GERACAO E TRANSMISSAO S.A.” In the item “Informações Relevantes”, click on the sub-item “Prospecto de Distribuição Pública” and access the download with the latest date.

ANBIMA

www.anbima.com.br

Access “site ANBID” at the upper right of the page. Then access “COP — Controle de Ofertas Públicas” and then click on “Clique aqui”. In the bar on the left of the screen that opens, click on the item “Acompanhar Análise de Ofertas”. Then click on the option “Cemig Geração e Transmissão S.A.” and finally, in the item “Documentação” access “Prospecto Definitivo CEMIG Geração e Transmissão S.A..PDF”.

10. ADDITIONAL INFORMATION

10.1. Investors will be able to subscribe the Debentures with the Managers, at the addresses indicated above.

10.2. Debenture Holders will be able to obtain answers to questions on the Debentures from the office for service to debenture holders, which will operate at the head office of the Issuer.

10.3. Investors wishing to obtain more information on the Offering and the Debentures should visit the addresses or premises of the Managers indicated above, or the head office of the Issuer, or should access the web addresses of the CVM, of Cetip or of BM&FBovespa, as stated below:

Comissão de Valores Mobiliários — CVM (the Brazilian Securities Commission)

www.cvm.gov.br

CETIP S.A. — Mercados Organizados

www.cetip.com.br

BM&FBOVESPA S.A. — Securities, Commodities and Futures Exchange

www.bmfbovespa.com.br

11. DEFINITIONS

Without prejudice to other definitions contained in this Commencement Announcement, for the purposes of the Offering, the following definitions, in the singular or in the plural, will be applied:

11.1. “Business Day”: any day, other than Saturdays, Sundays and national holidays.

11.2. “Debentures of the First Series in Circulation”, “Debentures of the Second Series in Circulation” and “Debentures of the Third Series in Circulation” (jointly, “Debentures in Circulation”): all the Debentures of the First, Second or Third Series, respectively, subscribed and not redeemed, excluding those Debentures that are:

(i)    held in Treasury by the Issuer; or

(ii)   owned by:

(a)   companies controlled by the Issuer (directly or indirectly),

(b)   companies that are parent companies (or of the controlling group) of the Issuer, or

(c)   managers of the Issuer, including but not limited to persons directly or indirectly related to any of the persons previously mentioned.

11.3. “Balance of the Nominal Unit Value of the Debentures of the Second Series” or “Balance of the Nominal Unit Value of the Third Series”: Nominal Unit Value of the Debentures of the Second Series and/or of the Debentures of the Third Series, as the case may be, remaining after the Monetary Updating at each Amortization Date of the Second Series or Amortization Date of the Third Series, respectively.

12. REGISTRY WITH THE CVM

The public distribution of the Debentures of the First Series was duly registered at the CVM on March 12, 2012, under Nº CVM/SRE/DEB/2012/004.

The public distribution of the Debentures of the Second Series was duly registered at the CVM on March 12, 2012, under Nº CVM/SRE/DEB/2012/005.

The public distribution of the Debentures of the Third Series was duly registered at the CVM on March 12, 2012, under Nº CVM/SRE/DEB/2012/006.

13. REGISTRY IN THE FIXED INCOME NOVO MERCADO OF ANBIMA

The Debentures of the Second Series and the Debentures of the Third Series have been registered in the Anbima Fixed Income Novo Mercado, and, with the aim of fostering development of the long-term fixed income market, Anbima granted, on an exceptional basis and exclusively in relation to the Debentures of the Third Series, partial exemption from the requirement of Sub-item II of Article 4 of the Anbima Fixed income Code.

Thus, subscription and paying-up of the Debentures of the Third Series by a minimum of 5 (five) investors, with maximum individual participation of 20% (twenty per cent) of the total amount of the said series, will be sufficient to comply with the requirement specified in the said Sub-item II of Article 4 of the Anbima Fixed Income Code and, consequently, on an exceptional basis, will not give the investor the right to require the Issuer to repurchase the Debentures of the Third Series owned by the investor as specified in the Anbima Fixed Income Code.

Date of Commencement of the Offering: March 13, 2012.

REGISTRY OF THE OFFERING DOES NOT IMPLY ANY GUARANTEE BY THE CVM OF THE TRUTHFULNESS OF THE INFORMATION GIVEN NOR ANY JUDGMENT ON THE QUALITY OF THE ISSUING COMPANY, NOR ON THE DEBENTURES TO BE DISTRIBUTED.

READ THE PROSPECTUS AND THE REFERENCE FOR M OF THE ISSUER BEFORE ACCEPTING THE OFFERING, ESPECIALLY THE RELATED SECTION ON RISK FACTORS.

MANAGERS:

HSBC CORRETORA DE TÍTULOS E VALORES MOBILIÁRIOS S.A.

IS THE LEAD MANAGER OF THE OFFERING.